Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Ring Energy, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of May 25, 2016.

/s/ Dan H. Wilks
Dan H. Wilks

/s/ Staci Wilks
Staci Wilks

WILKS BROTHERS, LLC

By:	/s/ Dan H. Wilks
Name: Dan H. Wilks
Title: Chief Executive Officer